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As filed with the Securities and Exchange Commission on June 15, 2004.

Registration No.

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEIGHBORCARE, INC. (Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	06-1132947 (I.R.S. Employer Identification No.)

601 East Pratt Street Baltimore, Maryland (Address of Principal Executive Offices)	21202 (Zip Code)

NeighborCare, Inc. 2004 Performance Incentive Plan (Full title of plan)

John F. Gaither, Jr. Senior Vice President, General Counsel and Secretary NeigborCare, Inc. 601 East Pratt Street Baltimore, Maryland 21202 (Name and address of agent for service)

410-528-7300 (Telephone number, including area code, of agent for service)

Copies of communications to: Richard J. McMahon, Esquire Blank Rome LLP One Logan Square Philadelphia, PA 19103 (215) 569-5500 Facsimile (215) 569-5555

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.02 per share	5,000,000	$30.72(2)	$153,600,000(2)	$19,462(2)

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits, stock dividends and certain anti-dilution provisions contained in the Plan.

(2)
Pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low sale prices of the registrant's common stock, par value $0.02 per share, reported on the Nasdaq National Market on June 14, 2004.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

        NeighborCare, Inc. (the "Company") is filing this registration statement on Form S-8 (the "Registration Statement") in connection with registering the Company's 2004 Performance Incentive Plan.

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Company's 2004 Performance Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

        The Company will furnish without charge to each participant in the Company's 2004 Performance Incentive Plan, upon the written or oral request of such person, a copy of any or all of the documents (i) incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference into the prospectus for the Company's 2004 Performance Incentive Plan, and (ii) any other documents required to be delivered pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. Requests should be directed to John F. Gaither, Jr., Senior Vice President, General Counsel and Secretary, NeighborCare, Inc., 601 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202, telephone (410) 528-7300.

I-1

PART II

Information Required In The Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

        The following documents, as filed with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed on December 24, 2003, as amended on Form 10-K/A on December 29, 2003;

  •
  the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed on February 17, 2004, as amended on Form 10-Q/A on May 3, 2004;

  •
  the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 14, 2004;

  •
  the description of the Company's common stock, par value $0.02 per share, contained in our Registration Statement on Form 8-A, File No. 000-33217, filed on October 2, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all amendments or reports filed for the purpose of updating that description;

  •
  the description of the Company's Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A, File No. 000-33217, filed on November 18, 2003 pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed for the purpose of updating that description; and

  •
  the Company's Current Reports on Form 8-K filed on October 10, 2003, December 5, 2003, December 9, 2003 (as amended January 30, 2004), December 22, 2003, April 16, 2004 and May 3, 2004.

        All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the prospectus for the Company's 2004 Performance Incentive Plan (other than reports furnished pursuant to Items 9 and 12 of Form 8-K) and to be part of this Registration Statement and the prospectus for the Company's 2004 Performance Incentive Plan from the date of the filing of such documents.

        Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus for the Company's 2004 Performance Incentive Plan to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus for the Company's 2004 Performance Incentive Plan.

        All information appearing in this Registration Statement and the prospectus for the Company's 2004 Performance Incentive Plan is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        As permitted by Pennsylvania corporation law, the Company's bylaws provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Pennsylvania corporation law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Company's bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

        The Company's bylaws provide that the Company must indemnify its directors and officers to the fullest extent permitted by law against expenses reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding to which they are or were a party, or are threatened to be made a party, by reason of being or having been a director or officer of the Company, or serving or having served any other business enterprise or trust as a director, officer, employee, general partner, agent or fiduciary at the Company's request. The Company's bylaws also permit it to indemnify any person in any situation not covered by its bylaws to the extent permitted by applicable law. However, under the Company's bylaws, no indemnification will be provided to any of the Company's directors or officers (i) for liabilities arising under Section 16(b) of the Exchange Act; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in self-dealing, willful misconduct or recklessness; (iii) for expenses or liabilities which have been paid directly to such person by an insurance carrier and (iv) for amounts paid in settlement of any action, suit, or proceeding without the written consent of the Company.

        Sections 1741 through 1750 of Subchapter 17D of Pennsylvania corporation law contain provisions for mandatory and discretionary indemnification of a representative of the corporation, including, but not limited to, its directors and officers. Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (excluding derivative actions) to which any of them is a party by reason of his or her being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which an officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        Under Section 1743, indemnification is mandatory to the extent that an officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 above if the appropriate standards of conduct are met.

        Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 will be made by the corporation only as authorized in the specific case upon a determination that an officer or director met the applicable standard of conduct set forth in those sections, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

        Section 1745 provides that expenses incurred by an officer or director in defending any action or proceeding referred to in Subchapter 17D of Pennsylvania corporation law may be paid by a corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

        Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of Pennsylvania corporation law will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

        Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of its directors and officers against any liability incurred by them in their capacity as such directors or officers, whether or not the corporation would have the power to indemnify such person against that liability under the provisions of Subchapter 17D of Pennsylvania corporation law.

        Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions of Subchapter 17D to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

        Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer or director of the corporation and will inure to the benefit of the heirs and personal representative of such person.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The following exhibits are filed as part of this Registration Statement or, where so indicated have been previously filed and are incorporated herein by reference:

Exhibit Number	Description
5.1	Opinion of Blank Rome LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on June 15, 2004.

NEIGHBORCARE, INC.
By:	/s/ JOHN F. GAITHER, JR. John F. Gaither, Jr. Senior Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Arlotta and John F. Gaither, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to enable NeighborCare, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 15, 2004, in the capacities indicated:

Signatures	Title

/s/ JOHN J. ARLOTTA John J. Arlotta	Chairman of the Board, President and Chief Executive Officer
/s/ JAMES H. BLOEM James H. Bloem	Director
James E. Dalton, Jr.	Director
/s/ JAMES D. DONDERO James D. Dondero	Director

/s/ ROBERT H. FISH Robert H. Fish	Director
/s/ DR. PHILIP P. GERBINO Dr. Philip P. Gerbino	Director
/s/ ARTHUR J. REIMERS Arthur J. Reimers	Director
/s/ PHYLLIS R. YALE Phyllis R. Yale	Director
/s/ RICHARD W. SUNDERLAND, JR. Richard W. Sunderland, Jr.	Chief Financial Officer

EXHIBIT INDEX

5.1	Opinion of Blank Rome LLP
23.1	Consent of Independent Registered Public Accouting Firm
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

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PART I Information Required in the Section 10(a) Prospectus
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II Information Required In The Registration Statement
  Item 3. Incorporation of Certain Documents by Reference .
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX